        __ Check this box if                      U.S. SECURITIES AND EXCHANGE COMMISSION
        no longer subject to
        Section 16.  Form 4 or                              Washington, D.C. 20549
        Form 5 obligations may
        continue.                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
        See Instruction 1(b).                  Filed pursuant to Section 16(a) of the Securities
                                               Exchange Act of 1934, Section 17(a) of the Public
                                                 Utility Holding Company Act of 1935 or Section
                                                  30(f) of the Investment Company Act of 1940

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         1. Name and Address of   2. Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person to
            Reporting Person*                                                         Issuer (Check all applicable)
                                  Dunes Hotels & Casinos Inc.
                                                                                   ___ Director              X  10% Owner
                                                                                   ___ Officer              ___ Other
         -----------------------------------------------------------------------       (give title below)       (specify below)
         (Last) (First) (Middle)  3. IRS or Social        4.  Statement for
                                     Security                 Month/Year
         GFS Acquisition             Number of Reporting
         Company, Inc.               Person (Voluntary)      January 2000
         -------------------------                        ------------------------------------------------------------------------
                 (Street)                                 5.  If Amendment, Date  7. Individual or Joint/Group Filing
                                                              of Original            (Check applicable line)
         8441 E. 32nd Street N                                (Month/Year)         ___ Form filed by One Reporting
                                                                                    X  Form filed by More than One
                                                                                       Reporting Person
         -------------------------------------------------------------------------------------------------------------------------
         (City)    (State)   (Zip)            Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned.
         Wichita,    KS      67226
         -------------------------------------------------------------------------------------------------------------------------
         1.  Title of Security    2.  Trans-    3. Trans-  4. Securities          5. Amount of   6. Ownership  7. Nature of
             (Instr. 3)               action       action     Acquired (A)           Securities     Form:         Indirect
                                      date:        Code       or Disposed of (D)     Benefically    Direct        Beneficial
                                                   (Instr.8)  (Instr. 3,4 and5)      Owned at       (D)           Ownership
                                      (Month/                                        End of Mth.    or Indirect   (Instr. 4)
                                      Day/                                           (Instr. 3      (I)
                                      Year)                                          and 4)         (Instr. 4)

                                                --------------------------------
                                                Code   V  Amount   (A)or   Price
                                                                   (D)
         ------------------------------------------------------------------------------------------------------------------
         Common Stock             1/13/00         P         51,000   A       $.78
         ------------------------------------------------------------------------------------------------------------------
         Common Stock             1/15/00         P        290,000   A      $1.16       3,853,422     D(1)
         ------------------------------------------------------------------------------------------------------------------
         ------------------------------------------------------------------------------------------------------------------
         ------------------------------------------------------------------------------------------------------------------
         ------------------------------------------------------------------------------------------------------------------
         ------------------------------------------------------------------------------------------------------------------
         * If the  Form  is  filed  by  more  than  one  Reporting  Person,  see instruction 4(b)(v).
         Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)




      FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of,
      or  Beneficially  Owned  (e.g.,  puts,  calls,  warrants,  options,  convertible securities)

  ----------------------------------------------------------------------------------------------------------------------------------
  1. Title  2. Con-   3. Trans-  4. Trans-  5. Number  6. Date Exer-  7. Title and  8. Price of   9. Number   10. Owner- 11. Nature
     of        version   action     action     of         cisable        Amount of     Derivative    of Deriv-    ship       of In-
     Deriva-   or        Date       Code       Deriva-    and Expira-    Underlying    Security      ative        Form of    direct
     Security  Exercise  (Month/    (Instr.8)  tive       Date (Month/   Securities    Instr. 5)     Securities   Deriva-    Bene-
     (Instr.3) Price of  Day/Year)             Securi-    Day/Year)      (Instr. 3                   Benefici-    tive       fical
               Deriva-                         Acquired                  and 4)                      ally Owned   Security;  Owner-
               tive                            (A) or                                                at End of    Direct     ship
               Security                        or Dis-                                               Month        (D) or     (Instr.
                                               posed of                                              (Instr. 4)   Indirect   4)
                                               (D)(Instr.                                                         (I)(Instr.
                                               3,4, and 5)                                                        4)

                                 ---------------------------------------------------
                                 Code  V    (A)   (D)   Date      Expira-
                                                        Exer-     tion
                                                        cisable   Date
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  Explanation of Responses: (1) The Reporting Person is wholly owned by General Financial Services, Inc. ("GFS").  GFS is wholly owned by Steve K. Miller, who is the sole director and officer of GFS and the Reporting Person.  GFS beneficially owns the 3,853,422 shares of Common Stock of Dunes Hotels & Casinos Inc. directly owned by the Reporting Person by virtue of GFS's ownership of the Reporting Person.  Steve K. Miller beneficially owns the 3,853,422 shares of Common Stock of
  Dunes Hotels & Casinos Inc. directly owned by the Reporting Person by virtue of his ownership of GFS and his position as the sole officer and director of GFS and the Reporting Person.



  ** Intentional misstatements or omissions of facts        GFS ACQUISITION COMPANY, INC.
     constitute Federal Criminal Violations

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                 By:/s/ Steve K. Miller
                                                               _________________________________________      February 10, 2000

                                                                       Steve K. Miller, President             Date


                                                            GENERAL FINANCIAL SERVICES, INC.


                                                            By:/s/ Steve K. Miller
                                                               _________________________________________      February 10, 2000

                                                                       Steve K. Miller, President             Date


                                                            /s/ Steve K. Miller
                                                            ____________________________________________      February 10, 2000

                                                                       Steve K. Miller, President             Date


  Note: File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

   Form 4
   Reporting Person
   GFS Acquisition Company, Inc.

   Date of Event Requiring Statement
   January 2000

   Issuer Name
   Dunes Hotels & Casinos Inc.

   List of Other Joint Filers
   Names and Addresses
   General Financial Services, Inc.; 8441 E. 32nd Street N, Wichita, KS 67226 Steve K. Miller; 8441 E. 32nd Street N, Wichita, KS 67226